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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF METROCALL, INC.

Metrocall USA, Inc. (a Delaware corporation)

Contact Communications Inc. (a Delaware corporation)

Contact Communications of Massachusetts, Inc. (a Massachusetts corporation)

Electronic Tracking Systems, Inc. (a Delaware corporation)

ProNet Subsidiary, Inc. (a Delaware corporation)

Metropolitan Houston Paging Services, Inc. (a Texas corporation)

Professional Communications Systems, Inc. (a Texas corporation)

The Message Express, Inc. (a New York corporation)

Beepers To Go, Inc. (a Delaware corporation)

A.G.R. Electronics, Inc. (a Florida corporation)

Contact Communications of Pennsylvania, Inc. (a Pennsylvania corporation)

Beepers To Go, Inc. (a New York corporation)

A+ Acquisition Subsidiary, Inc. (a Tennessee corporation)